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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): February 3, 1998


                            AMERADA HESS CORPORATION
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                 (State or other jurisdiction of incorporation)


         1-1204                                           13-4921002
(Commission File Number)                      (IRS Employer Identification No.)




1185 AVENUE OF THE AMERICAS, NEW YORK, NY                    10036
(Address of principal executive offices)                   (Zip Code)



       Registrant's telephone number, including area code: (212) 997-8500
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Item 5.  Other Events

                  On February 3, 1998, the Registrant issued the following press release:

                  Amerada Hess Corporation and Petroleos de Venezuela, S. A., announced today their agreement in principle to create a joint venture to own and operate the Hess petroleum refinery located in St. Croix, United States Virgin Islands. The refinery is currently owned and operated by Hess Oil Virgin Islands Corp., an Amerada Hess subsidiary.

                  Under the terms of the transaction, PDVSA, through its subsidiary PDVSA Petroleo y Gas, S. A., will acquire a 50% interest in the refinery for $625 million payable over ten years. The joint venture will purchase at closing the crude oil and refined petroleum product inventories and other working capital of Hess Oil Virgin Islands Corp. On completion of the transaction Amerada Hess presently estimates that it will record a book loss of approximately $125 million.

                  The joint venture will enter into a long-term supply contract to purchase Venezuelan crude oil covering approximately 50% of the refinery's operating requirements.

                  The joint venture will construct a coker at the refinery. Upon completion of construction of the coker, the joint venture will purchase heavy crude oil from Venezuela under a long-term supply contract.

                  The transaction is subject to the preparation of definitive contracts, Virgin Islands governmental authorizations and corporate board approvals.

                  The Hess refinery on St. Croix is a world class merchant refinery with a capacity of 500,000 barrels per day. A state of the art fluid catalytic cracking unit, one of the largest in the world, commenced operating in October 1993, giving the refinery the capacity to manufacture approximately 175,000 barrels per day of gasoline, including all the new environmental gasolines required in the United States and internationally. Since the Virgin Islands is located only 500 miles from Venezuela, the HOVIC refinery is strategically positioned to serve growing petroleum product demand in both North American and South American markets.

                  In announcing the transaction, John B. Hess, Chairman and Chief Executive Officer of Amerada Hess stated that "the joint venture with PDVSA will substantially strengthen the economic and competitive position of the St. Croix refinery and enhance its future profitability. The coker will permit the


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         refinery to run lower cost, heavy Venezuelan crude oils and upgrade them into higher value light products making the refinery economically more competitive. The coker construction project, estimated to last approximately three years, will also bring much needed jobs and additional revenues to the Virgin Islands."

                  Amerada Hess will retain full ownership of and continue to expand its United States Hess brand retail gasoline station and convenience store business and will retain full ownership of its terminal distribution network, its marine and truck transportation assets and its Port Reading, New Jersey gasoline manufacturing facility. Amerada Hess will also continue to invest in and expand its worldwide exploration and production business.


                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     AMERADA HESS CORPORATION


Date:  February 12, 1998             By:      /s/ John Y. Schreyer
                                              ----------------------
                                              John Y. Schreyer
                                              Executive Vice President and Chief
                                              Financial Officer

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